SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

IBERIABANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Louisiana	0-25756	72-1280718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501

(Address of Principal Executive Offices)

(337) 521-4003

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 1, 2015, the new Louisiana Business Corporation Act (the “LBCA”) became effective, replacing the prior Louisiana Business Corporation Law (the “LBCL”) in its entirety. IBERIABANK Corporation (the “Registrant”) is currently reviewing the LBCA, and will comply with the LBCA to the extent that it conflicts with, or provides for a different standard than, current provisions of the Registrant’s articles of incorporation or bylaws. The below summary of the LBCA does not purport to be complete and is qualified in its entirety by reference to the full text of the LBCA.

Significant changes under the LBCA include the following:

•	Shareholder Voting on Fundamental Corporate Actions. Unless the articles of incorporation require a higher voting standard, certain fundamental corporate actions (including amendments to articles of incorporation, mergers and entity conversions) require approval by a simple majority of shares entitled to vote on a matter. Under the LBCL, fundamental corporate actions generally required approval of two-thirds of the voting shares present, unless the articles of incorporation provided for a higher or lower standard (not less than a majority).

•	Ability to Call Special Meetings. Special meetings may be called by shareholders of a corporation holding 10% of shares entitled to vote, although the articles of incorporation may increase this vote requirement, not to exceed 25% of the shares entitled to vote on a matter. Under the LBCL, special meetings could be called upon written request of shareholders holding 20% (or as otherwise set by the articles of incorporation or bylaws adopted by shareholders) of a corporation’s total voting power.

•	Distributions. The LBCA permits distributions (which include share repurchases and dividends other than liquidating dividends) to be made by a corporation so long as (1) it can pay its debts as they become due in the ordinary course of business and (2) its total assets are not less than its total liabilities. Whether a distribution is permissible will be measured at the earlier of the date of the payment (or, for payment pursuant to a promissory note, the date of the delivery of the note) or the date the shareholder ceases to be a shareholder. Under the LBCL, a corporation could pay dividends or repurchase shares only to the extent (a) its net worth exceeded its stated capital and (b) it was not (and would not become by reason of the dividend) insolvent, and the LBCL did not address when those restrictions were measured.

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Inspection Rights. The LBCA eliminated the 25% ownership requirement to inspect a corporation’s records by shareholders who were also competitors. The LBCA permits one or more shareholders (regardless of whether or not such shareholders are competitors) who have held at least 5% of any class of shares of the corporation for six months to inspect a corporation’s records, if the demand is in good faith and for a proper purpose.

•	Appraisal Rights. The LBCA maintains that appraisal rights are not available for shareholders of a Louisiana corporation that is listed on a National Market System of the NASDAQ Stock Market. However, effectively, the LBCA reinstated full appraisal rights for corporations that are not listed on a national securities exchange or traded in an organized market with at least 2,000 shareholders of record by eliminating the prohibition on appraisal rights if 80% of a corporation’s total voting power approve a transaction.

•	Anti-Takeover Provisions. The LBCA repealed the control share acquisition statute and the fair price, business combination statute under the LBCL.

•	Shareholder Vote Requirement on a Plan of Merger. Under the LBCA, approval by a corporation’s shareholders of a plan of merger is not required if certain criteria are satisfied. One of the criteria is a condition that the voting power of shares that are issued and issuable as result of the transaction or series of integrated transaction will not comprise more than 20% of the voting power of the corporation’s shares that were outstanding immediately before the transaction. A series of transactions is integrated if consummation of one transaction is made contingent on consummation of one or more other transactions. Under the LBCL, no vote on an agreement of merger was required if the securities or obligations to be issued or delivered under an agreement of merger did not exceed 15% of the common shares of the corporation outstanding immediately paid to the effective date of the merger.

•	Indemnification of Directors and Officers. Under the LBCA, directors and officers may not be indemnified for settlement payments in a derivative suit, absent court approval. The LBCL had authorized permissible indemnification for such settlement payments up to the estimated cost of litigating the matter to conclusion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IBERIABANK CORPORATION

DATE: January 28, 2015	By:	/s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer

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